Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

VANTIV, INC.

Pursuant to Section 242 of the

Delaware General Corporation Law, as amended

Vantiv, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is “Vantiv, Inc.”

2. Article I of the Amended and Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety and replaced with the following:

“ARTICLE I

Name

The name of Corporation is Worldpay, Inc.”

3. This amendment to the Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. This Certificate of Amendment shall become effective at 6:00:01 a.m. on the 16th day of January, 2018.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation to be executed as of this 11th day of January, 2018.

By:	/s/ NELSON F. GREENE
	Name:	Nelson F. Greene
	Title:	Chief Legal and Corporate Services Officer and Secretary

[Signature Page to Delaware Certificate of Amendment]